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                                                                     EXHIBIT 8.2


                  [FOSTER PEPPER & SHEFELMAN PLLC LETTERHEAD]


June 3, 1997                                                Direct Phone
                                                            206-447-2818

                                                            Direct Facsimile
                                                            206-749-1979

PHAMIS, Inc.
1001 Fourth Avenue Plaza                                    E-Mail
Suite 1500                                                  LEATW@FOSTER.COM
Seattle, WA  98154-1144



      Re: Merger Pursuant to Agreement and Plan of Merger Among IDX Systems Corporation, Penguin Acquisition, and PHAMIS, Inc.

 Ladies and Gentlemen:

      We have acted as counsel to PHAMIS, Inc., a Washington corporation ("Target"), in connection with the proposed merger (the "Merger") of Penguin Acquisition Corporation, a Washington corporation ("Sub") and a wholly owned subsidiary of IDX Systems Corporation, a Vermont corporation ("Parent"), with and into Target, pursuant to the terms of the Agreement and Plan of Merger dated as of March 25, 1997 (the "Merger Agreement") by and among Parent, Sub, and Target. This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Merger Agreement. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letter delivered to Foster Pepper & Shefelman PLLC by Parent and Target and certain Target shareholders containing certain representations of Parent and Target and certain Target shareholders relevant to the opinion (the "Representations Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

      You have requested our opinion regarding certain federal income tax consequences of the Merger. In our capacity as counsel to Target in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, Affiliate's Agreements, the Representation Letters, and such other documents as we considered relevant for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the accuracy of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of signatures, and the legal capacity of signatures.

      We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

      In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder (the "Regulations"), current published administrative positions of the Internal Revenue Service ("Rulings"), and existing judicial authorities. New developments in the Regulations, Rulings, judicial authorities or legislative changes occuring after the Effective Time may have an adverse impact upon the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

      Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the Internal Revenue Service ("IRS") or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

      This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Target that are subject to special tax rules, and we express no
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PHAMIS, Inc.
June 3, 1997
Page 2


 Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

      In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder (the "Regulations"), current published administrative positions of the Internal Revenue Service ("Rulings"), and existing judicial authorities. New developments in the Regulations, Rulings, judicial authorities or legislative changes occuring after the Effective Time may have an adverse impact upon the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

      Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the Internal Revenue Service ("IRS") or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

      This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Target that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for Target stock.

      On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the following opinion:

      1.   The Merger will constitute a reorganization within the meaning of
 Section 368(a)(1) of the Code and Parent, Sub and Target will be parties to such reorganization within the meaning of Section 368(b);
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PHAMIS, Inc.
June 3, 1997
Page 3


      2. No gain or loss will be recognized by Parent, Sub, or Target as a result of the Merger;

      3. No gain or loss will be recognized by the shareholders of Target upon the exchange of Target stock solely for shares of Parent stock in the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares;

      4. Cash received by the shareholders of Target in lieu of fractional shares of Parent stock will be treated as received as a distribution in redemption of such fractional shares, subject to the provisions of Section 302, as if such fractional shares had been issued in the Merger and then redeemed by Parent;

      5. The tax basis of the shares of Parent stock received by the shareholders of Target in the Merger will be equal to the tax basis of the shares of Target stock exchanged therefor in the Merger, reduced by any basis allocable to a fractional share of Parent stock treated as sold or exchanged under Section 302; and

      6. The holding period for the shares of Parent stock received by the shareholders of Target will include the holding period for the shares of Target stock exchanged therefor in the Merger, provided that the shares of Target stock are held as capital assets at the Effective Time.

      In rendering this opinion, we have assumed that Hale and Dorr LLP has delivered, and has not withdrawn, an opinion that is substantially similar to this one. No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

      This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                               Very truly yours,


                               /s/ Foster Pepper & Shefelman PLLC

                               FOSTER PEPPER & SHEFELMAN PLLC